First Choice Bancorp Reports Second Quarter 2018 Financial Results

and Declares Quarterly Dividend

Highlights

●	Net income of $3.4 million, or $0.47 per diluted share

●	Annualized return on average assets and average equity was 1.48% and 12.51%, respectively

●	Total gross loans of $787.2 million at June 30, 2018, a decline of 0.81% from prior quarter

●	Average net loans of $801.3 million, an increase of 3.49% from prior quarter

●	Total deposits of $785.0 million at June 30, 2018, an increase of 3.45% from prior quarter

●	The Company was added to the Russell 3000® Index and the Russell 2000® Index when Russell investments reconstituted its comprehensive set of U.S. and global equity indexes after the market close on June 22, 2018

●	Quarterly cash dividend of $0.20 declared

●	Acquisition of Pacific Commerce Bancorp completed on July 31, 2018

Cerritos, CA, August 1, 2018 – First Choice Bancorp, (“First Choice” or the “Company”) (NASDAQ: FCBP), the holding company of First Choice Bank (the “Bank”), today reported financial results for the second quarter ended June 30, 2018.

For the second quarter of 2018, net income was $3.4 million, or $0.47 per diluted share, compared to net income of $2.4 million, or $0.33 per diluted share, for the first quarter of 2018, and net income of $2.3 million, or $0.32 per diluted share, for the second quarter of 2017.

On July 26, 2018, the Company also declared a cash dividend of $0.20 per share. The dividend is payable on September 10, 2018 to shareholders of record on August 27, 2018.

“We delivered strong year-over-year growth in earnings, driven by higher net interest income, improved efficiencies and stable asset quality,” said Robert M. Franko, President and CEO of First Choice Bancorp. “Our end-of-period loan growth in the second quarter was impacted by fluctuations in commercial line utilization from one large commercial customer. Our average net loans increased 3.49% compared to the first quarter of 2018, which is more reflective of the growth trends we are experiencing. Our loan pipeline remains healthy and we expect to see a consistent level of organic loan growth over the second half of the year.”

“As announced today, we completed our acquisition of Pacific Commerce Bancorp and we are very excited to welcome our new customers and colleagues to the First Choice family. The combination of our two banks creates the 16th largest publicly traded bank in Southern California and significantly improves our competitive positioning. Our top priority for the remainder of 2018 is managing the integration of Pacific Commerce and realizing all of the synergies we project for this transaction. We continue to expect the acquisition to be approximately 15% accretive to earnings per share in 2019, significantly improving our earnings power and the level of returns that we generate for our shareholders,” said Mr. Franko.

Operating Results for the Second Quarter 2018

Net Interest Income

Net interest income for the second quarter of 2018 was $10.8 million, an increase of 13.26% from $9.6 million for the first quarter of 2018. The increase in net interest income from the first quarter was primarily attributable to higher average loan balances and early payoffs in the purchased SBA loan portfolio, which resulted in the accelerated recognition of income from the unamortized loan discounts.

Net Interest Margin

Net interest margin for the second quarter of 2018 was 4.73%, an increase from 4.38% for the first quarter of 2018. The net interest margin was positively impacted by an increase in accretion income on acquired loans due to an increase in payoffs.

Excluding the impact of accretion income on acquired loans, the net interest margin decreased 5 basis points compared to the first quarter of 2018. The decrease was attributable to a 2 basis points decrease in dividend income from FHLB and other bank stocks, and an 18 basis points increase in the average cost of funds, attributed in large part to a deposit promotion program in the second quarter which ended on June 30, 2018, and partially offset by a 15 basis points increase in the average loan yield.

Non-interest Income

Non-interest income for the second quarter of 2018 was $0.8 million, an increase of 38.37% from $0.6 million for the first quarter of 2018. The increase was primarily the result of an increase in the gain on sale of SBA loans. During the second quarter of 2018, the Company sold $5.8 million in SBA loans, resulting in a gain on sale of $0.4 million. During the first quarter of 2018, the Company sold $2.7 million in SBA loans, resulting in a gain on sale of $0.2 million.

Non-interest Expense

Non-interest expense for the second quarter of 2018 was $6.3 million, a decrease of 5.39% from $6.7 million for the first quarter of 2018. The decrease was primarily attributable to a decrease in the salary and benefits and customer service costs. Non-interest expense for the second quarter of 2018 included approximately $0.4 million in merger-related and public company registration expense related to the Company’s Nasdaq listing and the pending acquisition of Pacific Commerce Bancorp. The Company’s operating efficiency ratio was 54.47% in the second quarter of 2018, compared with 66.01% in the first quarter of 2018.

Excluding the impact of accretion income on acquired loans and the merger-related and public company registration expense, the Company’s operating efficiency ratio was 55.75% in the second quarter of 2018, compared with 62.31% in the first quarter of 2018. The improvement in operating efficiency was due to an increase in operating income, and decrease in non-interest expense in the second quarter of 2018.

Income Taxes

The Company recorded income tax expense of $1.5 million for the second quarter of 2018, representing an effective tax rate of 30.76%, compared to 26.53% reported for the first quarter of 2018. The increase in the effective tax rate reflects a lower tax benefit from stock-based compensation in the second quarter of 2018.

Loan Portfolio

Total gross loans, excluding loans held for sale, were $787.2 million at June 30, 2018, a decrease of 0.81% from $793.6 million at March 31, 2018. The decrease was primarily attributable to the paydown of one large commercial line of credit.

During the second quarter of 2018, the Company originated $88.1 million in new loan commitments, the majority of the growth during the quarter occurred in construction and commercial real estate loans, $52.7 million, or 59.84% of total new loan commitments, and in commercial and industrial loans, $25.3 million, or 28.69% of total new loan commitments.

Deposits

Total deposits were $785.0 million at June 30, 2018, an increase of 3.45% from $758.8 million at March 31, 2018. The increase in noninterest bearing demand, money market, time deposits and brokered deposits was $14.1 million, $52.5 million, $21.0 million and $4.0 million, respectively, as depositors are shifting balances to higher yielding accounts. Offsetting these increases were reductions in interest checking and savings accounts of $47.3 million and $18.2 million, respectively.

Credit Quality

Non-performing assets totaled $1.6 million, or 0.16% of total assets, at June 30, 2018, compared with $1.1 million, or 0.11% of total assets, at March 31, 2018. The increase in non-performing assets was primarily attributable to two SBA loans placed on non-accrual status.

The Company recorded net recoveries of $46 thousand in the second quarter.

The Company recorded a provision for loan losses of $0.3 million for the second quarter of 2018, which was primarily attributable to the increase in non-performing assets.

The Company’s allowance for loan losses was 1.32% of total gross loans and 657.54% of non-performing assets at June 30, 2018, compared with 1.26% and 943.45%, respectively, at March 31, 2018.

Capital Ratios

At June 30, 2018, the Bank exceeded all regulatory capital requirements under Basel III and was considered to be a ‘‘well-capitalized’’ financial institution.

Bank Only	June 30, 2018	March 31, 2018	December 31, 2017
Total Capital (to Risk-Weighted Assets)	14.73%	14.26%	14.72%
Tier 1 Capital (to Risk-Weighted Assets)	13.48%	13.01%	13.46%
CET1 Capital (to Risk-Weighted Assets)	13.48%	13.01%	13.46%
Tier 1 Capital (to Average Assets)	12.16%	12.19%	11.75%

ABOUT FIRST CHOICE BANCORP

First Choice Bancorp is a community-based bank holding company headquartered in Cerritos, California, and it is the sole shareholder of First Choice Bank. As of July 31, 2018, the First Choice had total assets of approximately $1.5 billion. First Choice Bank, headquartered in Cerritos, California is a community-focused financial institution, serving diverse consumers and commercial clients and specializing in loans to small businesses, private banking clients, commercial and industrial (C&I) loans, and commercial real estate loans with a niche in providing financing for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.

Forward-Looking Statements

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its registration statements as filed under Form S-4 and Form 8-A, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President & Chief Executive Officer

or

Yvonne L. Chen, 562.345.9244

Chief Financial Officer

Income statement highlights and selected ratios (unaudited):

(dollars in thousands, except per share amounts)

	For the three months ended			For the six months ended
	June 30, 2018	March 31, 2018	June 30, 2017 (restated)	June 30, 2018	June 30, 2017 (restated)

Total interest income	$12,915	$11,189	$9,634	$24,104	$18,698
Total interest expense	2,096	1,637	1,441	3,733	2,877
Net interest income	10,819	9,552	8,193	20,371	15,821
Provision for loan losses	320	200	—	520	—
Net interest income after provision for loan losses	10,499	9,352	8,193	19,851	15,821
Total noninterest income	779	563	1,222	1,342	2,693
Total noninterest expense	6,317	6,677	5,573	12,994	11,080
Income before taxes	4,961	3,238	3,842	8,199	7,434
Income taxes	1,526	859	1,560	2,385	3,026
NET INCOME	$3,435	$2,379	$2,282	$5,814	$4,408

Selected financial and ratios:
Dividends declared per common share	$0.20	$0.20	$0.20	$0.40	$0.40
Net income per share-basic	0.47	0.33	0.32	0.80	0.61
Net income per share-diluted [1]	0.47	0.33	0.32	0.80	0.61
Weighted average shares - basic	7,172,020	7,160,938	7,102,653	7,166,509	7,092,068
Weighted average shares - diluted [1]	7,214,473	7,200,057	7,137,163	7,207,295	7,127,549
Return on assets (annualized)	1.48%	1.06%	1.06%	1.28%	1.02%
Return on equity (annualized)	12.51%	8.86%	8.69%	10.71%	8.45%
Net interest margin	4.73%	4.38%	3.86%	4.56%	3.74%
Cost of Deposits	0.98%	0.79%	0.77%	0.89%	0.77%
Cost of Funds	1.03%	0.85%	0.77%	0.94%	0.77%
Efficiency ratio	54.47%	66.01%	59.19%	59.84%	59.85%

(1)	Diluted shares are calculated using the two class method.

First Choice Bancorp and Subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(dollars in thousands, except share and per share amounts)

	June 30, 2018	March 31, 2018	December 31, 2017

ASSETS
Cash and due from banks	$5,837	$6,840	$5,405
Interest-bearing deposits at other banks	115,317	93,225	97,727
Securities purchased under agreements to resell	—	—	—
Total cash and cash equivalents	121,154	100,065	103,132
Investment securities, available-for-sale	29,732	31,045	35,002
Investment securities, held-to-maturity	5,344	5,292	5,300
Loans held for sale	11,466	11,525	10,599
Gross loans	787,175	793,582	745,887
Unearned fees and costs	(3,688)	(4,152)	(4,174)
Allowance for loan losses	(10,376)	(10,010)	(10,497)
Loans receivable, net	773,111	779,420	731,216
Federal Home Loan Bank, at cost	3,866	3,640	3,640
Equity securities, at fair value	2,506	2,508	—
Accrued interest receivable	3,274	3,358	3,108
Premises and equipment	1,242	1,055	1,035
Servicing assets	2,448	2,508	2,618
Other assets	8,543	7,260	8,145
TOTAL ASSETS	$962,686	$947,676	$903,795

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$211,611	$197,503	$235,584
Money market, interest checking and savings	339,639	352,958	372,699
Time deposits	233,707	208,340	164,396
Total deposits	784,957	758,801	772,679
Federal Home Loan Bank borrowings	60,000	57,000	20,000
Federal funds purchased	—	18,000	—
Senior Secured Debt	4,150	2,550	350
Accrued interest payable	200	165	114
Other liabilities	4,560	4,679	4,958
Total liabilities	853,867	841,195	798,101

Total shareholders’ equity	108,819	106,481	105,694
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$962,686	$947,676	$903,795

Book value and tangible book value per share	$15.00	$14.68	$14.56

First Choice Bancorp and Subsidiaries

Condensed Consolidated Statement of Income (unaudited)

(dollars in thousands)

	For the Three Months Ended			For the Six Months Ended June 30,
	June 30, 2018	March 31, 2018	June 30, 2017 (restated(1))	2018	2017 (restated(1))

INTEREST INCOME
Interest and fees on loans	$12,320	$10,621	$9,122	$22,941	$17,596
Interest on investment securities	233	239	245	472	500
Dividends on FHLB and other stock	68	69	59	137	148
Other interest income	294	260	208	554	454
Total interest income	12,915	11,189	9,634	24,104	18,698
INTEREST EXPENSE
Interest on savings, interest checking and money market accounts	969	819	1,002	1,788	2,028
Interest on time deposits	919	616	389	1,535	797
Interest on borrowings	208	202	50	410	52
Total interest expense	2,096	1,637	1,441	3,733	2,877
Net interest income	10,819	9,552	8,193	20,371	15,821
Provision for loan losses	320	200	—	520	—
Net interest income after provision for loan losses	10,499	9,352	8,193	19,851	15,821
NONINTEREST INCOME
Gain on sale of loans	448	247	898	695	2,087
Service charges and fees on deposit accounts	208	215	64	423	130
Net servicing fees	126	153	189	279	360
Other (loss) income	(3)	(52)	71	(55)	116
Total noninterest income	779	563	1,222	1,342	2,693
NONINTEREST EXPENSE
Salaries and employee benefits	3,578	4,116	3,698	7,694	7,343
Occupancy expenses	361	348	316	709	617
Professional fees	378	304	119	682	198
Data processing	448	421	357	869	687
Equipment expenses	206	172	173	378	353
Office expenses	193	192	160	385	321
Deposit insurance and regulatory assessments	86	111	112	197	219
Loan related expenses	101	84	19	185	158
Customer service expenses	101	140	119	241	263
Merger-related and public company registration expenses	356	374	—	730	—
Provision for credit losses - off-balance sheet	—	53	142	53	214
Other expenses	509	362	358	871	707
Total noninterest expense	6,317	6,677	5,573	12,994	11,080
Income before taxes	4,961	3,238	3,842	8,199	7,434
Income taxes	1,526	859	1,560	2,385	3,026
Net income	$3,435	$2,379	$2,282	$5,814	$4,408

(1)	Certain amounts have been restated to reflect adjustments related to the correction of an error.

Average Balance Sheets

	Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(in thousands)
Interest-earning assets:
Due from banks	$74,325	$294	1.59%	$67,059	$260	1.57%	$82,830	$200	0.96%

Federal funds sold/resale agreements	—	—	N/A	—	—	N/A	1,834	8	1.75%
Investment securities	38,153	233	2.45%	39,505	239	2.46%	44,806	245	2.20%
Loans (1)	801,342	12,320	6.17%	774,292	10,621	5.56%	717,784	9,122	5.10%
FHLB and other bank stock	4,071	68	6.70%	3,933	69	7.10%	3,890	59	6.19%
Total interest-earning assets	917,891	12,915	5.64%	884,789	11,189	5.13%	851,144	9,634	4.54%

Noninterest-earning assets:
Cash and cash equivalents	7,014			6,538			4,403
Allowance for loan losses	(10,037)			(10,395)			(11,502)
Other assets	14,119			13,525			14,412
Total assets	$928,987			$894,457			$858,457

Interest-bearing liabilities:
Interest checking	$141,598	$407	1.15%	$191,281	$504	1.07%	$252,025	$681	1.08%
Money market accounts	151,248	455	1.21%	91,144	164	0.73%	70,825	113	0.64%
Savings accounts	50,978	107	0.84%	69,611	151	0.88%	88,443	208	0.94%
Time deposits	170,148	738	1.74%	123,182	448	1.48%	98,654	275	1.12%
Brokered time deposits	52,801	181	1.37%	52,406	168	1.30%	38,129	114	1.2%
Total interest-bearing deposits	566,773	1,888	1.34%	527,624	1,435	1.10%	548,076	1,391	1.02%
FHLB borrowings	35,429	166	1.88%	47,378	186	1.58%	20,440	49	0.96%
Federal funds purchased	264	1	1.52%	400	2	2.37%	—	—	—%
Senior secured notes	3,218	41	5.11%	1,122	13	4.77%	—	—	—%
Other borrowings	31	—	—%	36	1	7.80%	52	1	7.71%
Total interest-bearing liabilities	605,715	2,096	1.39%	576,560	1,637	1.15%	568,568	1,441	1.02%

Noninterest-bearing liabilities:
Demand deposits	209,009			206,752			180,454
Other liabilities	4,450			3,756			4,422
Shareholders’ equity	109,813			107,389			105,013

Total liabilities and shareholders’ equity	$928,987			$894,457			$858,457

Net interest spread		$10,819	4.26%		$9,552	3.98%		$8,193	3.52%
Net interest margin			4.73%			4.38%			3.86%

(1)	Average loans include net discounts and deferred costs. Interest income on loans includes $142 thousand and $170 thousand related to the accretion of net deferred loans fees and $815 thousand and $(413) thousand related to accretion (amortization) of discounts (premiums) for the three months ended June 30, 2018 and 2017, respectively.

Average Balance Sheets (continued)

	Six Months Ended June 30,
	2018			2017
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(in thousands)
Interest-earning assets:
Due from banks	$70,712	$554	1.58%	$91,995	$422	0.93%
Federal funds sold/resale agreements	—	—	N/A	4,190	32	1.54%

Investment securities	38,826	472	2.45%	44,682	500	2.26%
Loans (1)	787,892	22,941	5.87%	709,460	17,596	5.00%
FHLB and other bank stock	4,002	137	6.90%	3,828	148	7.80%
Total interest-earning assets	901,432	24,104	5.39%	854,155	18,698	4.41%

Noninterest-earning assets:
Cash and cash equivalents	6,777			5,242
Allowance for loan losses	(10,215)			(11,575)
Other assets	13,824			14,159
Total assets	$911,818			$861,981

Interest-bearing liabilities:
Interest checking	$166,302	$912	1.11%	$253,968	$1,367	1.09%
Money market accounts	121,362	619	1.03%	75,001	241	0.65%
Savings accounts	60,243	257	0.86%	89,846	420	0.94%
Time deposits	146,795	1,186	1.63%	104,227	576	1.11%
Brokered time deposits	52,604	349	1.34%	37,051	221	1.20%
Total interest-bearing deposits	547,306	3,323	1.22%	560,093	2,825	1.02%
FHLB borrowings	41,370	351	1.71%	10,497	50	0.96%
Federal funds purchased	331	4	2.44%	—	—	—%
Senior secured notes	2,176	54	5.00%	—	—	—%
Other borrowings	34	1	5.93%	55	2	7.33%
Total interest-bearing liabilities	591,217	3,733	1.27%	570,645	2,877	1.02%

Noninterest-bearing liabilities:
Demand deposits	207,887			183,293
Other liabilities	4,105			3,737
Shareholders’ equity	108,609			104,306

Total liabilities and shareholders’ equity	$911,818			$861,981

Net interest spread		$20,371	4.12%		$15,821	3.39%
Net interest margin			4.56%			3.74%

(1)	Average loans include net discounts and deferred costs. Interest income on loans includes $172 thousand and $195 thousand related to the accretion of net deferred loans fees and $757 thousand and $(847) thousand related to accretion (amortization) of discounts (premiums) for the six months ended June 30, 2018 and 2017, respectively.

Rate/Volume Analysis

	Three Months Ended
	June 30, 2018 vs. March 31, 2018			June 30, 2018 vs. June 30, 2017			June 30, 2017 vs. June 30, 2016
	Change Attributable to		Total	Change Attributable to		Total	Change Attributable to		Total
	Volume	Rate	Change	Volume	Rate	Change	Volume	Rate	Change
	(in thousands)
Interest income:
Interest and fees on loans	$459	$1,240	$1,699	$2,302	$896	$3,198	$2,045	$680	$2,725
Interest on investment securities	(5)	(1)	(6)	(33)	21	(12)	(38)	18	(20)
Dividends on FHLB and other stock	3	(4)	(1)	4	5	9	3	4	7
Other interest income	31	3	34	(27)	113	86	(26)	100	74
Change in interest income	488	1,238	1,726	2,246	1,035	3,281	1,984	802	2,786

Interest expense:
Savings, interest checking and money market accounts	(28)	178	150	(205)	172	(33)	(203)	172	(31)
Time deposits	198	105	303	310	220	530	310	219	529
Borrowings	(24)	30	6	93	65	158	117	59	176
Change in interest expense	146	313	459	198	457	655	224	450	674

Change in net interest income	$342	$925	$1,267	$2,048	$578	$2,626	$1,760	$352	$2,112

	Six Months Ended June 30,
	2018			2017
	Change Attributable to		Total	Change Attributable to		Total
	Volume	Rate	Change	Volume	Rate	Change
	(in thousands)
Interest income:
Interest and fees on loans	$3,260	$2,085	$5,345	$2,880	$1,997	$4,877
Interest on investment securities	11	(39)	(28)	(4)	(30)	(34)
Dividends on FHLB and other stock	(22)	11	(11)	(23)	11	(12)
Other interest income	308	(208)	100	301	(215)	86
Change in interest income	3,557	1,849	5,406	3,154	1,763	4,917

Interest expense:
Savings, interest checking and money market accounts	(281)	41	(240)	(283)	41	(242)
Time deposits	387	351	738	387	349	736
Borrowings	295	63	358	319	59	378
Change in interest expense	401	455	856	423	449	872

Change in net interest income	$3,156	$1,394	$4,550	$2,731	$1,314	$4,045

Loans Composition

	June 30, 2018	March 31, 2018	December 31, 2017
	(in thousands)
Construction and land development	$133,050	$113,481	$115,427
Real estate:
Residential	51,331	57,234	62,719
Commercial real estate - owner occupied	59,696	63,832	53,106
Commercial real estate - non-owner occupied	259,086	265,961	252,114
Commercial and industrial	191,969	200,339	169,184
SBA loans	92,043	91,887	92,509
Consumer	—	848	828
Gross loans	$787,175	$793,582	$745,887
Deferred loan fees, net of costs	(424)	(469)	(400)
Net discounts	(3,264)	(3,683)	(3,774)
Allowance for loan losses	(10,376)	(10,010)	(10,497)
Loans receivable, net	$773,111	$779,420	$731,216

Allowance for loan losses as a percentage of total gross loans	1.32%	1.26%	1.41%

Allowance for Loan losses

	For the three months ended			For the six months ended
	June 30, 2018	March 31, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	(in thousands)
Balance, beginning of period	$10,010	$10,497	$11,523	$10,497	$11,599
Provision for loan losses	320	200	—	520	—
Charge-offs	(21)	(754)	(190)	(775)	(266)
Recoveries	67	67	—	134	—
Net recoveries(charge-offs)	46	(687)	(190)	(641)	(266)
Balance, end of period	$10,376	$10,010	$11,333	$10,376	$11,333

Nonperforming loans

	June 30, 2018	March 31, 2018	December 31, 2017
	(in thousands)
Construction and land development	$—	$—	$—
Real estate:
Residential	—	—	—
Commercial real estate - owner occupied	—	—	—
Commercial real estate - non-owner occupied	—	—	—
Commercial and industrial	108	111	634
SBA loans	1,470	950	1,200
Consumer	—	—	—
Total nonperforming loans	$1,578	$1,061	$1,834

Nonperforming assets 1

	June 30, 2018	March 31, 2018	December 31, 2017
	(in thousands)
Accruing loans past due 90 days or more	$—	$—	$—
Non-accrual	910	—	—
Troubled debt restructurings on non-accrual	668	1,061	1,834
Total nonperforming loans	1,578	1,061	1,834
Foreclosed assets	—	—	—
Total nonperforming assets	$1,578	$1,061	$1,834
Troubled debt restructurings - on accrual	$363	$—	$—

Nonperforming loans as a percentage of gross loans	0.20%	0.13%	0.25%
Nonperforming assets as a percentage of total assets	0.16%	0.11%	0.20%
Allowance for loan losses as a percentage of nonperforming assets	657.54%	943.45%	572.36%

(1)	Nonperforming assets include nonaccrual loans, loans past due 90 days or more and still accruing, and other real estate owned